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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2 )*


                               Best Software, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    086579109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            [ ]       Rule 13d-1(b)
            [ ]       Rule 13d-1(c)
            [X]       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                    -----------------------
CUSIP NO. 086579109                   13G                PAGE   2  OF  11  PAGES
                                                               ---     ---
---------------------                                    -----------------------

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Edison Venture Fund, L.P.           22-2725572
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                         (a) [ ]
                                                         (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0
                           -----------------------------------------------------
        NUMBER OF          6    SHARED VOTING POWER
         SHARES
       BENEFICIALLY                      0
         OWNED BY          -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                         0
          WITH:            -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         0
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                         0
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                         0%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                         PN
--------------------------------------------------------------------------------

---------------------                                    -----------------------
CUSIP NO. 086579109                   13G                PAGE   3  OF  11  PAGES
                                                               ---     ---
---------------------                                    -----------------------

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Edison Partners, L.P.               22-2703711
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a)  [ ]
                                                            (b)  [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0
                           -----------------------------------------------------
        NUMBER OF          6    SHARED VOTING POWER
         SHARES
       BENEFICIALLY                      0
         OWNED BY          -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                         0
          WITH:            -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         0
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                         0
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)    [ ]

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                         0%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                         PN

--------------------------------------------------------------------------------

---------------------                                    -----------------------
CUSIP NO. 086579109                   13G                PAGE   4  OF  11  PAGES
                                                               ---     ---
---------------------                                    -----------------------

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        John H. Martinson          ###-##-####
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                           (a) [ ]
                                                           (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                246,739
                           -----------------------------------------------------
        NUMBER OF          6    SHARED VOTING POWER
         SHARES
       BENEFICIALLY             15,900
         OWNED BY          -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                246,739
          WITH:            -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                15,900
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                262,639
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                 2.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                  IN

--------------------------------------------------------------------------------

---------------------                                    -----------------------
CUSIP NO. 086579109                   13G                PAGE   5  OF  11  PAGES
                                                               ---     ---
---------------------                                    -----------------------

--------------------------------------------------------------------------------

  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Richard J. Defieux                  ###-##-####
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a)  [ ]
                                                              (b)  [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                35,554
                           -----------------------------------------------------
        NUMBER OF          6    SHARED VOTING POWER
         SHARES
       BENEFICIALLY                  0
         OWNED BY          -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                35,554
          WITH:            -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                     0
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                35,554
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                0.302%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                      IN

--------------------------------------------------------------------------------

---------------------                                    -----------------------
CUSIP NO. 086579109                   13G                PAGE   6  OF  11  PAGES
                                                               ---     ---
---------------------                                    -----------------------

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Gustav H. Koven, III                ###-##-####
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                           (a) [ ]
                                                           (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                23,948
                           -----------------------------------------------------
        NUMBER OF          6    SHARED VOTING POWER
         SHARES
       BENEFICIALLY                 0
         OWNED BY          -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                23,948
          WITH:            -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                    0
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                23,948
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                0.203%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                     IN
--------------------------------------------------------------------------------

F
---------------------                                    -----------------------
CUSIP NO. 086579109                   13G                PAGE   7  OF  11  PAGES
                                                               ---     ---
---------------------                                    -----------------------


Item 1(a).        NAME OF ISSUER:  Best Software, Inc. (the "Issuer").

Item 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 11413 Isaac Newton Square, Reston, VA 20190.

Item 2(a). NAMES OF PERSONS FILING: Edison Venture Fund, L.P. ("Edison Venture Fund"); Edison Partners, L.P. ("Edison Partners"); John H. Martinson, Richard J. Defieux and Gustav H. Koven, III (collectively, the "General Partners"). The General Partners, Edison Venture Fund and Edison Partners collectively are referred to as the "Reporting Persons".

Item 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE: The principal business address of the Reporting Persons is 1009 Lenox Drive, #4, Lawrenceville, NJ 08648.

Item 2(c). CITIZENSHIP: Edison Venture Fund and Edison Partners are limited partnerships organized under the laws of the State of Delaware. Each of the General Partners is a U.S. citizen.

Item 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, no par value (the "Common Stock").

Item 2(e).        CUSIP NUMBER:  086579109

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:


                    (a) [ ] Broker or dealer registered under Section 15 of the
                            Exchange Act.

                    (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange
                            Act.

                    (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

                    (d) [ ] Investment company registered under Section 8 of the
                            Investment Company Act.

                    (e) [ ] An investment adviser in accordance with Rule
                            13d-1(b)(1)(ii)(E);

                    (f) [ ] An employee benefit plan or endowment fund in
                            accordance with Rule 13d-1(b)(1)(ii)(F);

                    (g) [ ] A parent holding company or control person in
                            accordance with Rule 13d-1(b)(1)(ii)(G);

                    (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                    (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

                    (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

                  Not Applicable.



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---------------------                                    -----------------------
CUSIP NO. 086579109                   13G                PAGE   8  OF  11  PAGES
                                                               ---     ---
---------------------                                    -----------------------


Item 4.           OWNERSHIP:

                  (a) AMOUNT BENEFICIALLY OWNED: Each of Edison Venture Fund and
                      Edison Partners may be deemed to beneficially own 0 shares of Common Stock as of December 31, 1999. John H. Martinson may be deemed to beneficially own 262,639 shares of Common Stock as of December 31, 1999. Richard J. Defieux may be deemed to beneficially own 35,554 shares of Common Stock as of December 31, 1999. Gustav H. Koven, III may be deemed to beneficially own 23,948 shares of Common Stock as of December 31, 1999.

                      Edison Venture Fund is the record owner of 0 shares of Common Stock as of December 31, 1999. John H. Martinson is the record owner of 246,739 shares of Common Stock as of December 31, 1999. Richard J. Defieux is the record owner of 35,554 shares of Common Stock as of December 31, 1999. Gustav H. Koven, III is the record owner of 23,948 shares of Common Stock as of December 31, 1999. Each of the General Partners expressly disclaims beneficial ownership of any shares of Common Stock owned by Edison Venture Fund. John H. Martinson expressly disclaims beneficial ownership of 15,900 shares of Common Stock held by him as custodian for his children.

                      Edison Partners is the sole general partner of Edison Venture Fund. The General Partners are the general partners of Edison Partners.

                  (b) PERCENT OF CLASS: Edison Venture Fund, 0%; Edison
                      Partners, 0%; John H. Martinson, 2.2%; Richard J. Defieux, 0.302%; and Gustav H. Koven, III, 0.203%. The foregoing percentages are calculated based on the 11,768,338 shares of Common Stock reported by the Issuer to be outstanding as of October 31, 1999.

                  (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                      (i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE: Edison Venture Fund, 0; Edison Partners, 0; John H. Martinson, 246,739; Richard J. Defieux 35,554; Gustav H. Koven, III, 23,948.

                      (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE: Edison Venture Fund, 0; Edison Partners, 0; John H. Martinson, 15,900; Richard J. Defieux, 0; Gustav H. Koven, III, 0.

                      (iii)  SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION OF:
                             Edison Venture Fund, 0; Edison Partners, 0; John H. Martinson, 246,739; Richard J. Defieux, 35,554, Gustav H. Koven, III, 23,948.

                      (iv)   SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION
                             OF: Edison Venture Fund, 0; Edison Partners, 0; John H. Martinson, 15,900; Richard J. Defieux, 0; Gustav H. Koven, III, 0.

Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  Not Applicable.

---------------------                                    -----------------------
CUSIP NO. 086579109                   13G                PAGE   9  OF  11  PAGES
                                                               ---     ---
---------------------                                    -----------------------

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:


                  Not Applicable. Edison Venture Fund, Edison Partners and each of the General Partners expressly disclaim membership in a "group" as defined in Rule 13d-5(b)(1).

Item 9:           NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable.

Item 10:          CERTIFICATION:

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to either Rule 13d-1(b) or Rule 13d-1(c).

---------------------                                    -----------------------
CUSIP NO. 086579109                   13G                PAGE  10  OF  11  PAGES
                                                               ---     ---
---------------------                                    -----------------------


                                    SIGNATURE
                                    ---------
    After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:   February ___, 2000.                 EDISON VENTURE FUND, L.P.

                                             By:     Edison Partners, L.P.,
                                                     its General Partner

                                             By:     /s/ John H. Martinson
                                                     ---------------------------
                                                     John H. Martinson
                                                     General Partner


                                             EDISON PARTNERS, L.P.

                                             By:     /s/ John H. Martinson
                                                     ---------------------------
                                                     John H. Martinson
                                                     General Partner


                                                     /s/ John H. Martinson
                                                     ---------------------------
                                                     John H. Martinson


                                                     /s/ Richard J. Defieux
                                                     ---------------------------
                                                     Richard J. Defieux


                                                     /s/ Gustav H. Koven, III
                                                     ---------------------------
                                                     Gustav H. Koven, III